NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Reports 2009 Financial Results

Reports improvement in earnings per share of 14.0% over 2008
Increase primarily related to reduction to income tax expense
Increased the quarterly dividend 1.5% to 34 cents per share
Provides guidance for 2010 of $1.95 - $2.10 per fully diluted share

Sioux Falls, S.D. – Feb. 12, 2010 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended Dec. 31, 2009.

Highlights for the year include:

•	Net income improved to $73.4 million, or $2.02 per fully diluted share, for 2009 compared with $67.6 million, or $1.77 per fully diluted share, in 2008;

•	Improvement in net income of approximately $5.8 million as compared with 2008, due primarily to

o
obtaining Internal Revenue Service (IRS) approval of a tax accounting method change to deduct repairs that would have previously been capitalized, resulting in an income tax benefit of $16.6 million during 2009;

o	the transfer of Colstrip Unit 4 to utility rate base, resulting in improved gross margin of $13.8 million;

•
Partially offset by a reduction in insurance recoveries and litigation settlements, reduced wholesale electric revenues in South Dakota, reduced transmission revenues in Montana and increased insurance reserves;

•	Accessed the capital markets to refinance existing debt and to finance the Mill Creek Generating Station project and capital expenditures

o	Issuance of $250 million, 6.34% Montana First Mortgage Bonds with a 10-year term

o	Issuance of $55 million, 5.71% Montana First Mortgage Bonds with a 30-year term.

o	Amended our revolving credit facility to increase the availability to $250 million from $200 million and extended the maturity date to June 30, 2012;

•
Received approval from the Montana Public Service Commission (MPSC) to construct the 150 megawatt Mill Creek Generating Station project with a 50% debt and 50% equity capital structure, return on equity at 10.25% and debt at 6.5%; and

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

•	Received upgrades of the Company’s senior secured and unsecured credit ratings by both Moody’s Investors Service and Fitch Ratings.

“While our 2009 net income improved compared with 2008, we recognize that our operating income decreased due primarily to an increase in operating costs related to a reduction in insurance recoveries and litigation settlements, increased insurance reserves and increased labor costs,” said Bob Rowe, President and CEO.  “In addition, we also experienced a decrease in our Montana electric transmission revenues and South Dakota wholesale electric revenues.”

“We no longer expect significant insurance recoveries and litigation settlements going forward and are actively controlling costs across the business while maintaining service quality,” added Rowe.  “In addition, we expect a slight recovery in Montana transmission revenue as we expect Colstrip Unit 4 to be online for the entire year and anticipate that South Dakota wholesale volumes will increase due primarily to lower planned maintenance.”

Annual Financial Results

Consolidated net income was $73.4 million, or $2.02 per diluted share for the year ended Dec. 31, 2009, an 8.6% increase compared with consolidated net income of $67.6 million, or $1.77 per diluted share for the year ended Dec. 31, 2008.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
OPERATING REVENUES	$302,408	$326,068	$1,141,910	$1,260,793
COST OF SALES	153,653	189,799	573,686	698,740
GROSS MARGIN	148,755	136,269	568,224	562,053
OPERATING EXPENSES
Operating, general and administrative	61,408	48,816	245,618	226,164
Property and other taxes	16,181	14,704	79,582	80,602
Depreciation	22,080	21,463	89,039	85,071
TOTAL OPERATING EXPENSES	99,669	84,983	414,239	391,837
OPERATING INCOME	49,086	51,286	153,985	170,216
Interest Expense	(17,357)	(16,474)	(67,760)	(63,952)
Other Income	1,307	(82)	2,499	1,558
Income before tax	33,036	34,730	88,724	107,822
Income Tax Expense	(7,427)	(13,462)	(15,304)	(40,221)
Net Income	$25,609	$21,268	$73,420	$67,601
Average Common Shares Outstanding	36,142	35,921	36,091	37,976
Basic Earnings per Average Common Share	$0.70	$0.59	$2.03	$1.78
Diluted Earnings per Average Common Share	$0.70	$0.59	$2.02	$1.77
Dividends Declared per Average Common Share	$0.335	$0.33	$1.34	$1.32

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

The following table reconciles the primary changes in 2009 results from 2008:

				Fully
($millions, except EPS)		Pre-tax	Net Income	Diluted EPS
	2008 reported	$107.8	$67.6	$1.77
Deduct	Insurance recoveries and settlements	(10.9)	(6.7)	(0.18)
Deduct	Increase in insurance reserves	(6.3)	(3.9)	(0.10)
Deduct	Regulated electric wholesale	(4.6)	(2.8)	(0.07)
Deduct	Labor	(4.4)	(2.7)	(0.07)
Deduct	Jointly owned plant operations	(4.4)	(2.7)	(0.07)
Deduct	Increased operating expenses recovered in supply tracker (see below)	(4.0)	(2.5)	(0.06)
Deduct	Depreciation	(3.9)	(2.4)	(0.06)
Deduct	Increase in interest expense	(3.8)	(2.3)	(0.06)
Deduct	Regulated electric transmission capacity	(3.3)	(2.0)	(0.05)
Deduct	Post retirement health care	(2.8)	(1.7)	(0.04)
Deduct	QF supply costs	(2.6)	(1.6)	(0.04)
Deduct	Loss on capacity contract	(1.5)	(0.9)	(0.02)

Add	Lower share count			0.10
Add	Income tax adjustment		16.6	0.43
Add	Transfer of Colstrip Unit 4 to regulated electric	13.8	8.5	0.22
Add	Legal & professional fees	6.8	4.2	0.11
Add	Supply tracker recovery of increased operating expenses (see above)	4.0	2.5	0.06
Add	Montana property tax tracker	2.9	1.8	0.05
Add	Fleet & materials expense	2.9	1.8	0.05
Add	Stock based compensation	1.4	0.9	0.02
Add	Property taxes	1.0	0.6	0.01
Add	Other income (primarily AFUDC)	0.9	0.6	0.01
Add	Bad debt expense	0.9	0.6	0.01
Add	All other, net	(1.2)	0.2	-
	Subtotal			0.25

	2009 reported	$88.7	$73.4	$2.02

For more information see www.northwesternenergy.com/documents/investor/Q409.pdf

Consolidated gross margin for 2009 was $568.2 million compared with $562.1 million for 2008.  The increase in gross margin was primarily due to placing our interest in Colstrip Unit 4 into regulated electric rate base.  Consolidated gross margin also increased due to higher revenues for operating, general and administrative expenses, and property taxes related to our supply function, which are recovered from customers through the supply trackers, and therefore, have no impact on operating income. These increases in margin were offset in part by lower wholesale pricing and volumes, lower transmission capacity revenues due to decreased demand, higher qualifying facility related supply costs based on actual qualifying facility pricing and output, and a loss on a capacity contract included in our “other” segment.

Consolidated operating, general and administrative expenses were $245.6 million for the year ended Dec. 31, 2009, as compared with $226.1 million during 2008.  The increase in operating, general and administrative expenses of $19.5 million was primarily due to the following:

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

•
Lower insurance recoveries and litigation settlements as compared with 2008. During 2009, we received approximately $5.6 million of insurance recoveries related primarily to previously incurred Montana generation-related environmental remediation costs. During 2008, we received $16.5 million of insurance reimbursements and litigation settlement proceeds related to costs incurred in prior years;

•	Increased insurance reserves due to general liability and workers compensation matters;

•	Increased plant operations costs due to scheduled maintenance and an unplanned outage at Colstrip Unit 4 for a rotor repair;

•	Increased labor costs due primarily to compensation increases and severance costs;

•
Higher operating, general and administrative costs expenses primarily related to costs incurred for customer efficiency programs, which are recovered from customers through supply trackers, and therefore, have no impact on operating income; and

•
Increased postretirement health care costs due to plan asset market losses in 2008 and changes in actuarial assumptions. Postretirement healthcare costs totaled approximately $5.7 million during 2009 as compared with $2.9 million during 2008. We amended our postretirement healthcare plan during the fourth quarter of 2009 and we anticipate 2010 costs will decrease to approximately $1.0 million.

These increases were partially offset by:

•	Decreased legal and professional fees as 2008 included costs related to a proposed Colstrip Unit 4 transaction and other matters where we received insurance reimbursements or settlement proceeds;

•	Decreased fleet and material expense primarily due to lower average fuel costs;

•	Lower stock-based compensation due to the timing of equity grants and vesting criteria; and

•	Lower bad debt expense based on lower average customer receivable balances and less days outstanding.

Property and other tax expenses were $79.6 million for the year ended Dec. 31, 2009, compared with $80.6 million during 2008.

Depreciation expense was $89.0 million for the year ended Dec. 31, 2009, compared with $85.1 million during 2008.  The increase in depreciation expense was related primarily to plant additions.

Interest expense was $67.8 million for the year ended Dec. 31 2009, compared with $64.0 million for the year ended Dec. 31, 2008, primarily related to an increase in debt outstanding.  We expect interest expense for 2010 to be consistent with 2009 due to an increase in the amounts capitalized for the debt portion of the allowance for funds used during construction (AFUDC) related to the Mill Creek Generating Station, offsetting an increase in debt outstanding.

Consolidated other income in 2009 was $2.5 million, an increase of $.9 million compared with 2008.  This increase was primarily due to capitalizing approximately $1.4 million of costs for the equity portion of AFUDC on the Mill Creek generation project.  The Company expects to capitalize approximately $8.1 million of AFUDC costs related to Mill Creek during 2010.

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

Consolidated income tax expense in 2009 was $15.3 million as compared with $40.2 million in 2008.  In December 2008, we filed a request with the IRS to change our accounting method related to costs to repair and maintain utility assets. The IRS approved our request in September 2009, which allows us to take a current tax deduction for a significant amount of repair costs that were previously capitalized for tax purposes. For regulatory purposes, we flow these current tax deductions through to our customers. Due to this regulatory treatment, we recorded an income tax benefit of approximately $16.6 million during the year ended December 31, 2009, to reflect this change in tax accounting method, of which approximately $8.7 million and $7.9 million related to the 2009 and 2008 tax years, respectively. The effective tax rate in 2009 was 17.2% as compared with 37.3% for the same period of 2008. The effective tax rate in 2009 was significantly impacted by a change in tax accounting method related to repair costs as discussed above.  The forecasted income tax rate for 2010 is expected to be approximately 30%.

Fourth Quarter Financial Results

Consolidated net income for the fourth quarter ended Dec. 31, 2009, was $25.6 million, or $.70/share, an increase of $4.3 million over $21.3 million, or $.59/share for the fourth quarter in 2008.  The increase was nearly entirely due to a decrease in income tax expense mentioned above.

Consolidated gross margin increased in the fourth quarter primarily due to placing our interest in Colstrip Unit 4 into regulated electric rate base and colder winter weather in our service territories compared with the fourth quarter of 2008.

These increases in margin were offset by an increase in consolidated operating, general and administrative expenses primarily caused by lower insurance recoveries and litigation settlements, increased postretirement health care costs due to plan asset market losses and changes in actuarial assumptions, and increased insurance reserves due to general liability and workers compensation matters.

Results from Regulated Operations

Regulated electric gross margin for the year ended Dec. 31, 2009, was $425.6 million, up 17.0%, compared with $363.8 million for 2008.  The transfer of Colstrip Unit 4 to the regulated utility contributed approximately $68.0 million to regulated electric gross margin. The absence of Colstrip Unit 4 from our unregulated electric segment reduced gross margin by approximately $54.2 million as compared with 2008.

This increase in gross margin was offset in part by lower South Dakota wholesale margin due to lower sales at lower average prices, lower Montana transmission capacity revenues with less demand to transmit energy for others across our lines, and higher qualifying facility related supply costs based on actual qualifying facility pricing and output.

Regulated retail electric volumes for the year ended Dec. 31, 2009, totaled 9,958,000 megawatt hours compared with 10,164,000 megawatt hours for the year ended 2008.  The decrease was due to milder summer weather in our service territories compared with 2008.

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

Wholesale electric volumes were 859,000 megawatt hours for the year ended Dec. 31, 2009, an increase from 265,000 megawatt hours for 2008.  Regulated wholesale electric volumes increased due to the 2009 transfer of Colstrip Unit 4 to the regulated utility discussed above. This increase in regulated wholesale electric volumes was offset in part by a decrease in South Dakota wholesale volumes from lower plant availability related to scheduled maintenance. We estimate our South Dakota wholesale volumes will increase by approximately 53 megawatt hours and margin will increase by approximately $1.8 million in 2010 due primarily to lower planned maintenance.

Regulated electric gross margin for the fourth quarter of 2009 was $104.4 million as compared with $83.7 million for the same period in 2008.

Regulated retail electric volumes for the fourth quarter of 2008 totaled 2,510,000 megawatt hours as compared with 2,534,000 megawatt hours in the same period in 2008.  Regulated wholesale electric volumes for the fourth quarter of 2009 were 272,000 megawatt hours, an increase from 63,000 megawatt hours in the same period in 2008, due to the 2009 transfer of Colstrip Unit 4 to the regulated utility.

Regulated natural gas gross margin was $144.5 million for the year ended Dec. 31, 2009, compared with $145.0 million during 2008.  The decline in margin is primarily due to a decreased return on working gas due to lower average prices on gas in storage.

Regulated retail natural gas volumes were 32,124,000 dekatherms for the year ended Dec. 31, 2009, compared with 32,263,000 dekatherms for the same period in 2008.

Regulated natural gas gross margin for the fourth quarter of 2009 was $44.3 million compared with $41.2 million for the same period in 2008.

Regulated retail natural gas volumes were 10,674,000 dekatherms for the fourth quarter of 2009 compared with 9,692,000 dekatherms for the same period in 2008, primarily due to colder winter weather in our service territories.

Liquidity and Capital Resources

As of Dec. 31, 2009, cash and cash equivalents were $4.3 million compared with $11.3 million at Dec. 31, 2008.  The Company had $180.9 million available from its revolving credit facility at Dec. 31, 2009, compared with $74.9 million at Dec. 31, 2008.  The increase in revolving credit facility availability is due to an amendment during 2009 to increase the aggregate principal amount available under the facility by $50 million and extend the term to June 30, 2012, and debt issuances.

Cash provided by operating activities totaled $116.8 million for the year ended Dec. 31, 2009, as compared with $198.3 million during 2008. This decrease in operating cash flows is primarily related to pension funding of $92.9 million, which was an increase of approximately $60.2 million as compared with 2008, payment of the Ammondson verdict in the fourth quarter of 2009 of approximately $26.7 million and a $10.8 million prepayment of a power purchase agreement, offset by lower commodity prices reflected in the change in accounts receivable, as well as decreased cash outflows for natural gas storage injections.

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

Cash used in investing activities totaled $189.1 million during the year ended Dec. 31, 2009, as compared with $124.4 million during 2008. During 2009, the Company invested $189.4 million in property, plant and equipment additions, including approximately $83.4 million related to Mill Creek Generating Station, as compared with $124.6 million in property, plant and equipment additions during 2008.

Cash provided by financing activities totaled $65.3 million during 2009, as compared with cash used in financing activities of $75.4 million during 2008.  During 2009, the Company received net proceeds from the issuance of debt of $304.8 million, made net debt repayments of $179.8 million, paid deferred financing costs of $10.8 million and paid dividends on common stock of $48.2 million.  During 2008, cash used to repurchase shares under a then previously announced plan was approximately $77.7 million.  The Company had net borrowings on its revolving credit facility of $96.0 million, and debt repayments of $41.4 million. Dividends paid on common stock during 2008 were approximately $49.8 million.

Dividend Declaration

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 34 cents per share, payable on Mar. 31, 2010, to common shareholders of record as of Mar. 15, 2010, an increase of a ½ cent per share from Dec. 31, 2009.

2010 Earnings Outlook

NorthWestern expects its earnings for 2010 to be $1.95 - $2.10 per fully diluted share.

A bridge from the 2009 earnings to the expected 2010 GAAP earnings is as follows:

2009 Earnings	$ 2.02		$ 2.02

Increased AFUDC (Mill Creek)	0.08	to	0.10
Increasing loads - economy and weather	0.05	to	0.07
Montana transmission recovery	0.03	to	0.05
Colstrip Unit 4 rotor repair cost in '09	0.03	to	0.03
SD wholesale revenues recovery	0.02	to	0.03
Reduction in insurance claims damages	0.02	to	0.04
Pension, benefits and labor adjustments	0.01	to	0.02
Increase in property taxes	(0.04)	to	(0.02)
Increase in depreciation	(0.02)	to	(0.01)
Other cost increases	(0.02)	to	(0.01)
Tax accounting change related to pre-'09	(0.23)	to	(0.22)
Estimated income drivers	$ (0.07)	to	$ 0.08

2010 Estimated Earnings Range	$ 1.95		$ 2.10

Basic assumptions include the following expectations:

•	Excludes any impact from requested rate increase in Montana;

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

•	A consolidated income tax rate of approximately 30% of pre-tax income;
•	Fully diluted average shares outstanding of 36.5 million; and
•	Normal weather in the Company’s electric and natural gas service territories for 2010.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today at 3:30 pm Eastern Time (2:30 p.m. Central Time) to review its financial results for the year ended Dec. 31, 2009.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.  To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 5:30 p.m. ET on Feb. 13, 2009, through March 13, 2009, at 800-475-6701, access code 144451.

Annual Meeting

The Company's Annual Meeting of Stockholders will be held on Thursday, April 22, 2010, in Huron, South Dakota.  The record date for the annual meeting is February 22, 2010.  The annual meeting notice, proxy statement, annual report to stockholders and voting instructions will be provided approximately 40 days prior to the meeting date to stockholders as of the record date.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 661,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2010 Earnings Outlook”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

 NORTHWESTERN CORPORATION
CONSOLIDATED BALANCE SHEETS

(in thousands)

	Year Ended December 31,
	2009	2008
ASSETS
Current Assets	$264,827	$313,417
Property, Plant, and Equipment, Net	1,964,121	1,839,699
Goodwill	355,128	355,128
Regulatory Assets	182,382	233,102
Other Noncurrent Assets	28,674	20,691
Total Assets	$2,795,132	$2,762,037
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-term Debt and Capital Leases	$7,320	$229,238
Current Liabilities	287,672	359,339
Long-term Capital Leases	35,570	36,798
Long-term Debt	981,296	634,011
Noncurrent Regulatory Liabilities	238,332	222,969
Deferred Income Taxes	161,188	114,707
Other Noncurrent Liabilities	296,730	401,442
Total Liabilities	2,008,108	1,998,504
Total Shareholders’ Equity	787,024	763,533
Total Liabilities and Shareholders’ Equity	$2,795,132	$2,762,037

 NORTHWESTERN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2009	2008	2007
Net income	$73,420	$67,601	$53,191
Non-cash items	137,448	132,335	113,083
Changes in operating assets and liabilities	(94,065)	(1,610)	35,690
Cash Provided by Operating Activities	116,804	198,326	201,964

Cash Used in Investing Activities	(189,034)	(124,363)	(256,499)

Cash Provided by (Used in) Financing Activities	65,282	(75,444)	65,378

Net (Decrease) Increase in Cash and Cash Equivalents	$(6,948)	$(1,481)	$10,843
Cash and Cash Equivalents, beginning of period	$11,292	$12,773	$1,930
Cash and Cash Equivalents, end of period	$4,344	$11,292	$12,773

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

NORTHWESTERN CORPORATION

YEAR ENDED DECEMBER 31, 2009 AND 2008 SEGMENT RESULTS

(Unaudited)

	Regulated
December 31, 2009	Electric	Gas	Other	Eliminations	Total
Operating revenues	$782,318	$354,470	$6,747	$(1,625)	$1,141,910
Cost of sales	356,722	210,016	6,948	—	573,686
Gross margin	425,596	144,454	(201)	(1,625)	568,224
Operating, general and administrative	170,656	76,730	(143)	(1,625)	245,618
Property and other taxes	58,488	20,953	141	—	79,582
Depreciation	71,968	17,038	33	—	89,039
Operating income (loss)	124,484	29,733	(232)	—	153,985
Interest expense	(51,193)	(12,858)	(3,709)	—	(66,912)
Other income	2,125	261	113	—	3,313
Income tax (expense) benefit	(13,493)	(2,457)	646	—	(15,943)
Net income (loss)	$61,932	$14,679	$(3,182)	$—	$74,443

	Regulated		Unregulated
December 31, 2008	Electric	Gas	Electric	Other	Eliminations	Total
Operating revenues	$774,229	$416,675	$77,680	$30,039	$(37,830)	$1,260,793
Cost of sales	410,471	271,690	23,463	29,141	(36,025)	698,740
Gross margin	363,758	144,985	54,217	898	(1,805)	562,053
Operating, general and administrative	149,913	68,912	15,928	(6,784)	(1,805)	226,164
Property and other taxes	56,310	21,381	2,898	13	—	80,602
Depreciation	61,734	15,980	7,324	33	—	85,071
Operating income	95,801	38,712	28,067	7,636	—	170,216
Interest expense	(36,757)	(12,637)	(10,911)	(3,647)	—	(63,952)
Other income	547	1,001	154	(144)	—	1,558
Income tax expense	(20,219)	(10,027)	(6,971)	(3,004)	—	(40,221)
Net income	$39,372	$17,049	$10,339	$841	$—	$67,601

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

 NORTHWESTERN CORPORATION

REGULATED ELECTRIC SEGMENT

(Unaudited)

	Results
	2009	2008	Change	% Change
	(in millions)
Retail revenue	$660.7	$709.7	$(49.0)	(6.9)%
Transmission	45.5	48.7	(3.2)	(6.6)
Wholesale	43.9	10.4	33.5	322.1
Regulatory Amortization and Other	32.2	5.4	26.8	496.3
Total Revenues	782.3	774.2	8.1	1.0
Total Cost of Sales	356.7	410.4	(53.7)	(13.1)
Gross Margin	$425.6	$363.8	$61.8	17.0%

	Revenues		Megawatt Hours (MWH)		Avg. Customer Counts
	2009	2008	2009	2008	2009	2008
	(in thousands)
Retail Electric
Montana	$222,610	$236,921	2,317	2,285	268,492	266,100
South Dakota	43,971	45,199	523	513	48,258	47,967
Residential	266,581	282,120	2,840	2,798	316,750	314,067
Montana	270,558	289,209	3,161	3,190	60,445	59,595
South Dakota	63,004	65,608	877	872	11,659	11,492
Commercial	333,562	354,817	4,038	4,062	72,104	71,087
Industrial	35,902	46,504	2,899	3,122	71	71
Other	24,697	26,221	181	182	5,943	5,823
Total Retail Electric	$660,742	$709,662	9,958	10,164	394,868	391,048
Wholesale Electric
Montana	$38,263	$—	642	—	N/A	N/A
South Dakota	5,653	10,370	217	265	N/A	N/A
Total Wholesale Electric	$43,916	$10,370	859	265	N/A	N/A

	2009 as compared with:
Cooling Degree-Days	2008	Historic Average
Montana	6% colder	4% warmer
South Dakota	25% colder	37% colder

Prior to the transfer of Colstrip Unit 4 in 2009, results from the sales of the output of this plant were reflected in our unregulated electric segment through December 31, 2008, which impacts the comparability of the results of our regulated electric segment.  See prior page for financial results of the segments.

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

NORTHWESTERN CORPORATION

REGULATED NATURAL GAS SEGMENT

(Unaudited)

	Results
	2009	2008	Change	% Change
	(in millions)
Retail revenue	$310.1	$374.8	$(64.7)	(17.3)%
Wholesale and other	44.4	41.9	2.5	6.0
Total Revenues	354.5	416.7	(62.2)	(14.9)
Total Cost of Sales	210.0	271.7	(61.7)	(22.7)
Gross Margin	$144.5	$145.0	$(0.5)	(0.3)%

	Revenues		Dekatherms (Dkt)		Customer Counts
	2009	2008	2009	2008	2009	2008
	(in thousands)
Retail Gas
Montana	$132,586	$161,393	13,291	13,426	156,714	155,409
South Dakota	32,462	37,057	2,925	2,975	36,815	36,620
Nebraska	28,531	33,164	2,674	2,717	36,458	36,466
Residential	193,579	231,614	18,890	19,118	229,987	228,495
Montana	66,516	81,262	6,733	6,754	21,929	21,703
South Dakota	26,567	31,318	3,315	3,104	5,837	5,780
Nebraska	20,760	26,910	2,903	2,962	4,504	4,532
Commercial	113,843	139,490	12,951	12,820	32,270	32,015
Industrial	1,650	2,406	170	207	295	303
Other	1,003	1,261	113	118	142	140
Total Retail Gas	$310,075	$374,771	32,124	32,263	262,694	260,953

2009 as compared with:
Heating Degree-Days	2008	Historic Average
Montana	1% warmer	Remained flat
South Dakota	Remained flat	3% colder
Nebraska	2% warmer	1% colder

NorthWestern Reports 2009 Financial Results
Feb. 12, 2010

NORTHWESTERN CORPORATION

FOURTH QUARTER SEGMENT RESULTS

(Unaudited)

Three Months Ended December 31, 2009

	Regulated
	Electric	Gas	Other	Eliminations	Total
Operating revenues	$202,179	$100,132	$498	$(401)	$302,408
Cost of sales	97,758	55,911	(16)	—	153,653
Gross margin	104,421	44,221	514	(401)	148,755
Operating, general and administrative	42,081	17,923	1,805	(401)	61,408
Property and other taxes	12,054	4,097	30	—	16,181
Depreciation	17,856	4,216	8	—	22,080
Operating income (loss)	32,430	17,985	(1,329)	—	49,086
Interest expense	(13,230)	(3,229)	(898)	—	(17,357)
Other income	1,341	(61)	27	—	1,307
Income tax expense	(1,426)	(4,029)	(1,972)	—	(7,427)
Net income (loss)	$19,115	$10,666	$(4,172)	$—	$25,609

Three Months Ended December 31. 2008

	Regulated		Unregulated
	Electric	Gas	Electric	Other	Eliminations	Total
Operating revenues	$190,623	$118,850	$20,616	$5,575	$(9,596)	$326,068
Cost of sales	106,921	77,694	8,991	5,371	(9,178)	189,799
Gross margin	83,702	41,156	11,625	204	(418)	136,269
Operating, general and administrative	34,159	15,195	5,468	(5,588)	(418)	48,816
Property and other taxes	10,163	4,026	512	3	—	14,704
Depreciation	15,531	4,055	1,869	8	—	21,463
Operating income	23,849	17,880	3,776	5,781	—	51,286
Interest expense	(8,619)	(2,762)	(2,554)	(2,539)	—	(16,474)
Other income	(344)	144	21	97	—	(82)
Income tax expense	(4,409)	(5,615)	(513)	(2,925)	—	(13,462)
Net Income	$10,477	$9,647	$730	$414	$—	$21,268